UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2015

Consolidated-Tomoka Land Co.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	001-11350 (Commission File Number)	59-0483700 (IRS Employer Identification No.)
	1530 Cornerstone Boulevard, Suite 100 Daytona Beach, Florida (Address of principal executive offices)	32117 (Zip Code)
Registrant’s telephone number, including area code: (386) 274-2202
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On November 12, 2015 Consolidated-Tomoka Land Co., a Florida corporation, issued a press release relating to the sale of approximately 38.93 acres of land located on the east side of Interstate 95, just south of LPGA Boulevard, to an affiliate of Tanger Factory Outlet Centers, Inc. (NYSE: SKT) (“Tanger”) (the “Tanger Transaction”), at a sales price of $9.7 million, or approximately $249,000 per acre.

As noted in the press release, the Company’s current estimate of the total gain on the Tanger Transaction equals approximately $7.7 million (the “Estimated Gain”), with an estimated $2.2 million, approximately, of the Estimated Gain to be recognized at closing and the remaining approximately $5.5 million of the Estimated Gain to be recognized as the Company completes certain infrastructure improvements (the “Infrastructure Work”) at the 230 acre Tomoka Town Center (the “Town Center”) (hereinafter the “Remaining Gain”). The recognition of the Remaining Gain is expected to occur during the course of the completion of the Infrastructure Work, in accordance with the percentage-of-completion method of accounting. The Infrastructure Work is currently expected to be completed over the next ten months and consequently the Remaining Gain would be recognized during those ten months.

The press release notes that in connection with the completion of the Infrastructure Work attributable to the Tanger Transaction, the Company expects to receive approximately $4.5 million from the Tomoka Town Center Community Development District (the “Town Center District”), a special purpose governmental entity. The Town Center District would receive a total of $4.5 million from the governmental entities of the City of Daytona Beach and Volusia County, based upon when the achievement of certain milestones related to the Infrastructure Work and the Tanger project has occurred. The milestones and the proportion of the $4.5 million achieved at satisfaction of each milestone include the following: i) issuance of permits for the civil site work for the Infrastructure Work (25%); ii) certification by the project engineer that the Infrastructure Work has been completed (25%); and iii) issuance of the certificate of occupancy for the Tanger project, including a requirement that the occupancy of the Tanger project consists of at least 70% new retailers in Volusia County (50%). In order for the Company to receive the payment of the $4.5 million from the Town Center District, all of the milestones must be attained and the Company must dedicate the Infrastructure Work to the Town Center District. The payment of the $4.5 million will be recognized into revenue when earned. The Company expects to dedicate the Infrastructure Work soon after its completion, which as noted is currently expected to occur in the third quarter of 2016.  Pursuant to the terms of the Tanger Transaction, the Company will also receive an annual fixed payment from Tanger over the next ten years of which a portion will be attributable to the Infrastructure Work. In addition, pursuant to existing contracts, one with an affiliate of Sam’s Club (“Sam’s Club Buyer”) and a second contract with North American Development Group (“NADG”) which together represent the potential sale of the remaining acreage in the Town Center (the “Potential Town Center Sales”), if and when each of those sales is closed, the Company would receive a payment at closing from NADG for their contractual share of the costs of the Infrastructure Work and the Company would receive a fixed payment from the Sam’s Club Buyer over the ten years subsequent to the closing of the land transaction for payment of their contractual share of the costs of the Infrastructure Work.  The payments received from Tanger, the Town Center District, and the Potential Town Center Sales, excluding the sales proceeds achieved from each land sale, are expected, in aggregate, to largely offset the cost of the Infrastructure Work.

There can be no assurances regarding the likelihood or timing of either of the Potential Town Center Sales being completed or the final terms, including the acreage subject to the sale, the sales price and other financial terms. Changes in the current estimate of the cost of completing the Infrastructure Work could impact the Estimated Gain on the Tanger Transaction as well as the timing of the recognition of the Remaining Gain.

A copy of the press release is filed as an exhibit to this report and is incorporated by reference hereunder.

Certain statements contained in this report (other than statements of historical fact) are forward-looking statements.  Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include uncertainties associated with closing land transactions, including the likelihood, timing, and final transaction terms thereof, the estimate of the cost of completing infrastructure work affiliated with certain land transactions and the impact on the total estimated gain as well as the timing of the recognition of that gain, our ability to obtain necessary governmental approvals for our land transactions or to satisfy other closing conditions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release dated November 12, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED-TOMOKA LAND CO.
Date: November 18, 2015	/s/ Mark E. Patten
Mark E. Patten, Senior Vice President and Chief Financial Officer